CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 17, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of T. Rowe Price QM U.S. Small-Cap Growth Equity Fund (formerly known as T. Rowe Price Diversified Small-Cap Growth Fund) (one of the portfolios comprising T. Rowe Price Quantitative Management Funds, Inc. (formerly known as T. Rowe Price Diversified Small-Cap Growth Fund, Inc.)), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
March 16, 2016